Exhibit 10.26.2

December 22, 2008

Gary C. Crittenden

Citigroup Inc.

399 Park Avenue

New York, NY 10043

Dear Gary:

In our letter agreement dated February 23, 2007 (the “Letter Agreement”), we agreed to amend the Letter Agreement as necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and set forth below are such amendments:

In paragraph 2(a), “2009” shall be replaced with “in 2009, before March 15, 2009.”

In paragraph 7, “2008 Award” shall be replaced with “2008 Award in 2009, before March 15, 2009.”

The following shall be added to the end of paragraph 11: “Any such reimbursement payment shall be paid to you no later than the end of your taxable year next following your taxable year in which the tax (and any income or other related taxes or interest or penalties thereon) on a payment are remitted to the Internal Revenue Service or any other applicable taxing authority, and any other reimbursement payment shall be paid to you in the year in which you incur the reimbursable cost.”

In paragraph 17, “termination of employment” shall be replaced with “separation from service” and “termination” shall be replaced with “separation.”

Very truly yours,

/s/ Paul McKinnon
Paul McKinnon
Head, Human Resources

Accepted and agreed:

/s/ Gary C. Crittenden
Gary C. Crittenden